Exhibit 99.1

Keurig Green Mountain Reports Third Quarter Fiscal Year 2014 Results; Reaffirms 2014 Net Sales and Raises Earnings Per Share Outlook

  Net sales of $1.02 billion, up 6% from year ago
  GAAP operating income of $231 million, up 20% from year ago; Non-GAAP operating income of $243 million, up 18% from year ago
  GAAP diluted EPS of $0.94, up 24% from prior year period; Non-GAAP diluted EPS of $0.99, up 21% from prior year period
  Free cash flow of $127 million in the quarter and $602 million year to date with 132% free cash flow productivity as a percent of GAAP net income
  Declares quarterly cash dividend of $0.25

WATERBURY, Vt.--(BUSINESS WIRE)--August 6, 2014--Keurig Green Mountain, Inc., (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced its business results for the 13 weeks ended June 28, 2014.

Performance Highlights

“We are very pleased with our outstanding non-GAAP net income growth of 31%, which exceeded our long-term growth target. Our free cash flow performance also was strong at $127 million,” said Brian Kelley, Keurig’s President and CEO. “We delivered net sales of approximately $1 billion for the quarter, driven by 9 percent currency-neutral growth of our core single serve business.”

“Our solid year-over-year brewer shipment growth of 13% and our 15% unit growth in portion packs is indicative of the continued expansion of the Keurig system across the U.S. and Canada,” stated Kelley. “We also are excited about the imminent launch of our new Keurig 2.0 hot platform; the addition of formerly unlicensed and new brands to the Keurig hot beverage system during the quarter; and, our progress on the new Keurig Cold beverage system.”

Third Quarter Fiscal 2014 Financial Review

Net sales for the third quarter of fiscal 2014 increased by $55.3 million, or 6%, to $1,022.4 million as compared to the prior year period. The 6% increase includes the unfavorable impact of foreign currency exchange rates which reduced net sales by approximately 1%.

($ in millions except earnings per share)	Thirteen weeks ended			Thirty-nine weeks ended
	June 28, 2014	June 29, 2013	% Increase	June 28, 2014	June 29, 2013	% Increase
Net sales	$1,022.4	$967.1	6%	$3,512.1	$3,310.9	6%
Operating income:
GAAP	$231.3	$193.3	20%	$718.5	$587.9	22%
Non-GAAP	$243.2	$205.7	18%	$753.2	$624.9	21%
Net income attributable to Keurig:
GAAP	$155.2	$116.3	33%	$455.5	$356.3	28%
Non-GAAP	$163.2	$124.7	31%	$479.1	$381.6	26%
Diluted income per share:
GAAP	$0.94	$0.76	24%	$2.88	$2.33	24%
Non-GAAP	$0.99	$0.82	21%	$3.03	$2.50	21%
Cash dividends declared per common share	$0.25	$—	N/A	$0.75	$—	N/A

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Net Sales by Product

The primary driver of the 6% increase in net sales for the third quarter of fiscal 2014 as compared to the prior year period was a $74.6 million, or 10%, increase in total portion pack net sales. This was partially offset by a $5.1 million, or 4%, decrease in Keurig® brewer and accessory net sales and a $14.2 million, or 17%, decrease in other product net sales.

	Net sales (in millions)
	Thirteen weeks ended
	June 28, 2014	June 29, 2013	$ Increase (Decrease)	% Increase (Decrease)
Portion Packs	$826.3	$751.7	$74.6	10%
Brewers and accessories	128.0	133.1	(5.1)	(4)%
Subtotal	954.3	884.8	69.5	8%
Other products	68.1	82.3	(14.2)	(17)%
Total net sales	$1,022.4	$967.1	$55.3	6%

Portion Packs

  The 10% increase in portion pack-related net sales in the quarter over the prior year period was driven by an increase of approximately 15 percentage points due to sales volume partially offset by an approximately 3 percentage point decrease due to portion pack product mix and a roughly 2 percentage point decrease due to net price realization and the impact of foreign currency exchange.

Brewers and Accessories

  For the quarter, 1.7 million Keurig® system brewers were sold including 1.6 million sold by Keurig with 0.1 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  The 4% decline in brewer and accessory net sales was driven by a 13 percentage point increase in brewer sales volume and a 3 percentage point increase due to brewer product mix. This was offset by a 21 percentage point decrease due to brewer net price realization with approximately half resulting from a strategic decision to drive brewer volume to be in an appropriate inventory position ahead of our Keurig® 2.0 launch and to further expand the installed base of our Keurig® hot platform. The other, approximately half, was due to a difficult year-over-year comparison from a reduction to our sales return reserve in the third quarter of fiscal year 2013 which reflected lower brewer sales returns.
  Additionally, accessory net sales increased by $2.3 million, or 26 percentage points, over the prior year period.

Other Products

  Sales of other products declined $14.2 million, or 17%, in the quarter over the prior year period primarily due to the continuing demand shift from traditional coffee package formats to portion packs.
  In the third quarter of fiscal year 2014, gross profit increased 9% and gross margin improved 140 basis points to 43.5% from 42.1% in the prior year period. The following table quantifies the changes in gross margin period to period:

Change from Q3 2013 to Q3 2014
Favorable green coffee costs	+330 bps
Logistics productivity	+170 bps
Net price realization primarily associated with brewers	-140 bps
Increased portion pack packaging material costs	-130 bps
Change in estimate for charges related to a non-coffee purchase commitment in the prior year period	-80 bps
Net price realization primarily associated with portion packs	-70 bps
Other items	+60 bps
+140 bps

  GAAP operating income grew by 20%, representing 22.6% of net sales in the third quarter of fiscal year 2014, up from 20.0% in the prior year period.
  Non-GAAP operating income grew by 18%, representing 23.8% of net sales in the third quarter of fiscal year 2014, up from 21.3% in the prior year period.
  The Company’s effective income tax rate was 33.9% for the third quarter of fiscal year 2014 as compared to 36.6% for the prior year period.
  Diluted weighted average shares outstanding for the third quarter of fiscal year 2014 were 164.7 million, up from 152.9 million in the prior year period as a result of 16.7 million shares issued as part of The Coca-Cola Company transaction which closed February 27, 2014 and the 1.4 million shares issued as part of the Luigi Lavazza S.p.A. transaction which closed April 7, 2014. The transaction-related dilution was offset, in part, by the Company’s share repurchases under its previously announced share repurchase authorizations including a $700 million accelerated share repurchase (ASR) agreement.
  GAAP diluted EPS increased 24% from the prior year period to $0.94; non-GAAP diluted EPS grew 21% from the prior year period to $0.99.

Balance Sheet & Cash Flow Highlights

“We have generated strong free cash flow of $602 million year to date,” said Frances G. Rathke, Keurig’s Chief Financial Officer. “We’re very pleased to be in a position to return significant cash to shareholders through both dividends and meaningful share repurchases while at the same time investing in our robust innovation pipeline.”

“To date this fiscal year, including the $700 million accelerated stock repurchase we announced last quarter, we’ve returned $1.1 billion in cash to shareholders through a combination of our share repurchases and dividends. At the same time, we have maintained an extremely strong balance sheet,” continued Rathke.

Balance Sheet & Cash Flow Highlights
($ in millions)	June 28, 2014	June 29, 2013	% Change
Cash and cash equivalents, including restricted cash	$1,204.2	$352.9	241%
Accounts receivables, net	$382.4	$333.6	15%
Inventories	$639.0	$586.3	9%
Raw materials & supplies	$179.9	$177.9	1%
Coffee	$85.8	$101.7	(16)%
Packaging & other raw materials	$94.1	$76.2	23%
Finished goods	$459.2	$408.4	12%
Brewers & accessories	$263.2	$251.1	5%
Portion Packs	$168.5	$128.5	31%
Other	$27.4	$28.8	(5)%
Debt outstanding and capital lease and financing obligations	$273.9	$317.3	(14)%
Thirty-nine weeks net cash provided by operating activities	$823.8	$772.2	7%
Thirty-nine weeks free cash flow (1)	$601.9	$581.8	3%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Share Repurchases

During the third quarter, the Company repurchased a total of 1.1 million shares from the open market at a cost of $117 million. From the inception of its Board authorized share repurchases through the end of the Company’s third fiscal quarter of 2014, the Company has repurchased a total of 16.5 million shares at a total cost of $1,052 million and an average price of $63.91. This was achieved through a combination of the ASR, open market purchases and 10(b)5-1 plans, including $490 million of ASR repurchases subject to final price adjustment. From the end of the third quarter through August 5, 2014 the Company has repurchased an additional approximately 210,000 shares at a total cost of $25 million through its 10(b)5-1 plan.

Dividend Declaration

Keurig’s Board of Directors has declared a regular quarterly cash dividend of $0.25 per share of the Company’s common stock. The quarterly cash dividend will be paid on October 31, 2014 to shareholders of record as of the close of business on October 3, 2014.

Business Outlook and Other Forward-Looking Information

The Company updated its outlook for fiscal year 2014:

  Reiterating net sales growth in the high single digits compared to fiscal year 2013
  An annual effective tax rate of approximately 35.6%
  Raising non-GAAP earnings per diluted share to a range of $3.71 to $3.78 from $3.63 to $3.73. This outlook:
    Includes the approximately $0.16 dilutive impact of the recent Coca-Cola and Lavazza equity transactions and includes share repurchases through August 5, 2014
    Includes an estimated $0.05 headwind from foreign currency exchange
    Excludes any additional actions the Company may take to offset dilution during the remainder of fiscal year 2014
    Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation
  On a currency-neutral basis and excluding the dilutive impact from recent equity transactions with Coca-Cola and Lavazza and absent any actions the Company may take to offset dilution, underlying earnings per share growth is projected to increase 16% to 18% over the prior year period.
  Free cash flow in the range of $300 million to $350 million, up from prior estimates of $250 million to $350 million.
  Capital investment in the range of $350 million to $400 million.

The Company also provided its outlook for its fourth quarter of fiscal year 2014 as follows:

  Net sales growth in the high single to low double digits over the fourth quarter of fiscal year 2013
  An effective tax rate of approximately 36.5% compared to last year’s fourth quarter tax rate of 27.8%
  Non-GAAP earnings per diluted share in a range of $0.68 to $0.75 which:
    Includes the approximately $0.06 dilutive impact of the recent Coca-Cola and Lavazza equity transactions and includes share repurchases through August 5, 2014
    Reflects an approximate $0.10 adverse effect from a significantly higher tax rate year over year
    Includes an estimated $0.01 headwind from foreign currency exchange
    Excludes any additional actions the Company may take to offset dilution during the quarter
    Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation
  On a currency-neutral basis and excluding the dilutive impact of the recent equity transactions with Coca-Cola and Lavazza, and absent any actions the Company may take to offset dilution, underlying earnings per share growth is projected to decrease by 9% to 16% over the prior year period.

Conference Call and Webcast

Keurig Green Mountain will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, August 6, 2014. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.keuriggreenmountain.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 6199523 from 9:00 p.m. ET on August 6, 2014 through 9:00 p.m. ET on Monday, August 11, 2014.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

About Keurig Green Mountain, Inc.

As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (Keurig) (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company's automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements

Certain information in this press release constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," "may," "aims," "intends," or "projects." However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings, and the impact of any pending or future antitrust litigation. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part II, "Item 1A. Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission for the thirteen weeks ended June 28, 2014, and Part II "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our fiscal 2013 Annual Report filed on Form 10-K, as amended, and elsewhere in those reports and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G, KGM-US, KGM-CA

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)
	June 28, 2014	September 28, 2013
Assets
Current assets:
Cash and cash equivalents	$1,203,711	$260,092
Restricted cash and cash equivalents	470	560
Receivables, less uncollectible accounts and return allowances of $34,492 and $33,640 at June 28, 2014 and September 28, 2013, respectively	382,382	467,976
Inventories	639,019	676,089
Income taxes receivable	1,725	11,747
Other current assets	63,680	46,891
Deferred income taxes, net	49,263	58,137
Total current assets	2,340,250	1,521,492

Fixed assets, net	1,105,648	985,563
Intangibles, net	389,419	435,216
Goodwill	773,706	788,184
Deferred income taxes, net	147	149
Other long-term assets	34,494	30,944

Total assets	$4,643,664	$3,761,548

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$17,675	$12,929
Current portion of capital lease and financing obligations	2,021	1,760
Accounts payable	370,052	312,170
Dividends payable	40,653	—
Accrued expenses	239,845	242,427
Deferred income taxes, net	113	233
Other current liabilities	12,917	27,544
Total current liabilities	683,276	597,063

Long-term debt, less current portion	145,986	160,221
Capital lease and financing obligations, less current portion	108,177	76,061
Deferred income taxes, net	248,038	252,867
Other long-term liabilities	23,402	28,721

Commitments and contingencies

Redeemable noncontrolling interests	12,420	11,045

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 162,612,596 and 150,265,809 shares at June 28, 2014 and September 28, 2013, respectively	16,261	15,026
Additional paid-in capital	1,846,409	1,387,322
Retained earnings	1,587,707	1,252,407
Accumulated other comprehensive loss	(28,012)	(19,185)
Total stockholders’ equity	3,422,365	2,635,570

Total liabilities and stockholders’ equity	$4,643,664	$3,761,548

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$1,022,371	$967,072	$3,512,113	$3,310,923
Cost of sales	577,779	559,454	2,146,042	2,068,996
Gross profit	444,592	407,618	1,366,071	1,241,927

Selling and operating expenses	127,855	136,742	421,075	433,368
General and administrative expenses	85,390	77,532	226,537	220,670
Operating income	231,347	193,344	718,459	587,889

Other income, net	253	237	1,935	652
(Loss) gain on financial instruments, net	(2,843)	4,419	4,618	8,994
Gain (loss) on foreign currency, net	8,849	(10,391)	(10,423)	(19,185)
Interest expense	(2,441)	(3,937)	(8,056)	(13,481)
Income before income taxes	235,165	183,672	706,533	564,869

Income tax expense	(79,789)	(67,226)	(250,369)	(207,907)
Net income	155,376	116,446	$456,164	$356,962

Net income attributable to noncontrolling interests	225	174	702	686

Net income attributable to Keurig	$155,151	$116,272	$455,462	$356,276

Net income attributable to Keurig per common share:
Basic	$0.95	$0.78	$2.93	$2.39
Diluted	$0.94	$0.76	$2.88	$2.33

Cash dividends declared per common share	$0.25	$—	$0.75	$—

Weighted-average common shares outstanding:
Basic	162,695,801	149,825,581	155,267,136	149,307,144
Diluted	164,693,146	152,869,392	157,922,095	152,647,767

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)
	Thirty-nine	Thirty-nine
	weeks ended	weeks ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net income	$456,164	$356,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	159,189	137,734
Amortization of intangibles	32,628	34,234
Amortization of deferred financing fees	4,238	4,538
Unrealized loss on foreign currency, net	5,869	15,555
(Gain) loss on disposal of fixed assets	(603)	222
Provision for doubtful accounts	2,294	68
Provision for sales returns	65,853	59,209
Gain on derivatives, net	(2,082)	(7,872)
Excess tax benefits from equity-based compensation plans	(52,659)	(47,845)
Deferred income taxes	(1,206)	8,794
Deferred compensation and stock compensation	23,488	21,393
Other	1,020	881
Changes in assets and liabilities:
Receivables	14,579	(32,732)
Inventories	34,433	175,532
Income tax receivable/payable, net	62,656	48,905
Other current assets	2,622	(34,634)
Other long-term assets, net	2,851	3,311
Accounts payable and accrued expenses	28,117	39,082
Other current liabilities	(10,419)	(2,469)
Other long-term liabilities	(5,264)	(8,633)
Net cash provided by operating activities	823,768	772,235

Cash flows from investing activities:
Change in restricted cash	90	2,852
Capital expenditures for fixed assets	(221,887)	(190,388)
Purchase of long-term investment	(10,000)	—
Other investing activities	1,235	501
Net cash used in investing activities	(230,562)	(187,035)

Cash flows from financing activities:
Net change in revolving line of credit	—	(226,210)
Proceeds from sale of common stock	1,348,414	—
Proceeds from issuance of common stock under compensation plans	33,143	21,764
Repurchase of common stock	(997,386)	(125,681)
Excess tax benefits from equity-based compensation plans	52,659	47,845
Payments on capital lease and financing obligations	(1,444)	(2,596)
Repayment of long-term debt	(9,798)	(6,640)
Dividends paid	(77,705)	—
Other financing activities	(436)	(1,006)
Net cash provided by (used in) financing activities	347,447	(292,524)

Effect of exchange rate changes on cash and cash equivalents	2,966	1,240

Net increase in cash and cash equivalents	943,619	293,916
Cash and cash equivalents at beginning of period	260,092	58,289
Cash and cash equivalents at end of period	$1,203,711	$352,205

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$59,646	$17,998
Dividends declared not paid at the end of each period	$40,653	$—
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$33,821	$23,461
Settlement of acquisition related liabilities through release of restricted cash	$—	$9,227

KEURIG GREEN MOUNTAIN, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirteen weeks ended
	June 28, 2014		June 29, 2013
Operating income	$231,347		$193,344
Expenses related to SEC inquiry (1)	1,181		1,036
Amortization of identifiable intangibles (2)	10,686		11,295
Non-GAAP operating income	$243,214		$205,675

	Thirteen weeks ended
	June 28, 2014		June 29, 2013
Net income attributable to Keurig	$155,151		$116,272
After tax:
Expenses related to SEC inquiry (1)	762		657
Amortization of identifiable intangibles (2)	7,270		7,746
Non-GAAP net income attributable to Keurig	$163,183		$124,675

	Thirteen weeks ended
	June 28, 2014		June 29, 2013
Diluted income per share	$0.94		$0.76
After tax:
Expenses related to SEC inquiry (1)	—		—
Amortization of identifiable intangibles (2)	0.04		0.05
Non-GAAP net income per share	$0.99	*	$0.82	*

* Does not sum due to rounding.

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

KEURIG GREEN MOUNTAIN, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirty-nine weeks ended
	June 28, 2014	June 29, 2013
Operating income	$718,459	$587,889
Expenses related to SEC inquiry (1)	2,099	2,799
Amortization of identifiable intangibles (2)	32,627	34,234
Non-GAAP operating income	$753,185	$624,922

	Thirty-nine weeks ended
	June 28, 2014	June 29, 2013
Net income attributable to Keurig	$455,462	$356,276
After tax:
Expenses related to SEC inquiry (1)	1,347	1,773
Amortization of identifiable intangibles (2)	22,246	23,523
Non-GAAP net income attributable to Keurig	$479,055	$381,572

	Thirty-nine weeks ended
	June 28, 2014	June 29, 2013
Diluted income per share	$2.88	$2.33
After tax:
Expenses related to SEC inquiry (1)	0.01	0.01
Amortization of identifiable intangibles (2)	0.14	0.15
Non-GAAP net income per share	$3.03	$2.50	*

* Does not sum due to rounding.

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

CONTACT:
Keurig Green Mountain, Inc.
Suzanne DuLong, 781-418-8075
Investor.Services@keurig.com
or
Katie Gilroy, 781-205-7345
Investor.Services@keurig.com